Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2017 with respect to the consolidated financial statements and internal control over financial reporting of General Communication, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2016, which are incorporated by reference in this Registration Statement and Prospectus.  We consent to the incorporation by reference of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Seattle, Washington

September 25, 2017